Exhibit 10.4
EXECUTIVE CHANGE IN CONTROL AGREEMENT
          THIS AGREEMENT is entered into this ___day of ____________, 200___by and between GARDNER DENVER, INC., a Delaware corporation, its affiliates, successors and assigns (the “Company”), and ___________(the “Executive”).
          WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive’s employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive’s employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive.
          NOW, THEREFORE, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement with the Executive, and it is hereby agreed as follows:
1.	Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:
(a)	Accrued Compensation. “Accrued Compensation” means; (i) Executive’s annual base salary pro-rated through the Date of Termination to the extent not already paid; (ii) any reimbursement (in accordance with the Company’s expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of the Company before the Date of Termination; (iii) Executive’s accrued and unused vacation pay (in accordance with the Company’s vacation policy) to the extent not already paid; and (iv) bonuses and incentive compensation to which Executive is entitled under the terms of applicable bonus or incentive plans or awards maintained by the Company.

(b)	Accrued Other Benefits. “Accrued Other Benefits” means any amounts or benefits required to be paid or provided to Executive or which Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the Date of Termination, subject to the terms of any such plan, program, policy, practice or other contract or agreement not inconsistent with the terms contained herein.

(c)	Base Salary. The “Base Salary” means the greater of Executive’s annual base salary at the rate in effect immediately before a Change in Control and Executive’s annual base salary at the rate in effect as of Executive’s Notice of Termination.
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(d)	Beneficiary. “Beneficiary” means any individual, trust or other entity named by the Executive to receive the severance payments and benefits payable hereunder, if any, in the event of the death of the Executive. Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the Company’s Vice President General Counsel & Secretary. Executive may change his or her designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form. If a Beneficiary has not been designated by the Executive, or if no designated Beneficiary survives the Executive, then the payment and benefits provided under this Agreement, if any, will be paid to the Executive’s estate, which shall be deemed to be Executive’s Beneficiary.

(e)	Board. “Board” means the Board of Directors of the Company.

(f)	Bonus Amount. The “Bonus Amount” means the target annual cash bonus paid or payable to Executive by the Company pursuant to the Executive Annual Bonus Plan for the last full fiscal year ending immediately before Executive’s Notice of Termination.

(g)	Cause. “Cause” means:
(i)	the Executive’s willful and continued failure to substantially perform the Executive’s reasonably assigned duties with the Company or its affiliates (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), which failure continued for a period of at least thirty (30) days after a written demand for substantial performance signed by a duly authorized officer of the Company, has been delivered to the Executive identifying the manner in which the company believes that the Executive has not substantially performed his or her duties;

(ii)	the Executive’s breach of fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any provision of this Agreement; or

(iii)	the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions
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of a more senior officer of the Company or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates.
(h)	Change in Control. A “Change in Control” means the occurrence of any one of the following events:
(i)	any “person” (as defined in Sections 13(d) and 14(d) of U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors (the “Voting Securities”); or

(ii)	during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 1(h)(i), 1(h)(iii), or 1(h)(iv) of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(iii)	the stockholders of the Company approve and the Company consummates a merger other than; (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger; or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Voting Securities; or

(iv)	the stockholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.
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A Change in Control has not occurred solely because any person acquired beneficial ownership of 20% or more of the outstanding Voting Securities as a result of the Company’s acquisition of Voting Securities which reduced the number of Voting Securities outstanding and increased the person’s number of shares proportionately owned.

(i)	Date of Termination. The “Date of Termination” means the date specified in a Notice of Termination pursuant to paragraph 3 hereof, or the Executive’s last date as an active employee of the Company and its affiliates before a termination of employment due to death, disability, or other reason, as the case may be.

(j)	Disability. “Disability” means the Executive’s total and permanent disability as defined under the terms of the Company’s long-term disability plan in effect on the Date of Termination.

(k)	Effective Period. The “Effective Period” means the 24-month period following any Change in Control.

(l)	Good Reason. “Good Reason” means, unless the Executive has consented in writing thereto, the occurrence, after a Change in Control of any of the following events or conditions:
(i)	The actual assignment (not merely the announcement of a plan or present intention) to the Executive of any duties that would constitute a material diminution in the Executive’s position as in effect immediately prior to the Change in Control, including any material diminution in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Executive’s employer promptly after receipt of notice thereof given by the Executive; or

(ii)	A material diminution (five percent or greater) by the Company or the Executive’s employer in the Executive’s base salary; or

(iii)	The Company requiring the Executive to be based at any location that is a material change of more than forty (40) miles from the Executive’s regular place of employment immediately prior to the Change in Control; or

(iv)	Following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted; (A) the failure by the Company or any of its affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating
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prior to the Change in Control; or (B) the taking of any action by the Company or any of its affiliates which would adversely affect the Executive’s participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit; or

(v)	Following a Change in Control, the failure of the Company or the affiliate of the Company by which the Executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the Executive is employed, to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company or such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate; or

(vi)	Any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 3 hereof; and for purposes of this Agreement, no such purported termination shall be effective.
For purposes of this Agreement, any determination of “Good Reason” made by the Executive in good faith based upon his reasonable belief and understanding shall be conclusive. However, the Executive must provide the Company with Notice of Termination for “Good Reason” within ninety (90) days of the initial existence of the condition giving rise to such “Good Reason” and the Company shall have an opportunity to cure any claimed event of “Good Reason” within thirty (30) days of receipt of such Notice of Termination from the Executive. The Company shall notify the Executive of the timely cure of any claimed event of “Good Reason” and the manner in which such cure was effected, and any Notice of Termination delivered by the Executive based on such claimed “Good Reason” shall be deemed withdrawn. An event will not give rise to “Good Reason” if such event is the result of a decision made with Executive’s express written consent.
2.	Term. The term (“Term”) of this Agreement shall commence on the date first above written (the “Commencement Date”) and, unless terminated earlier as provided hereunder, shall continue through the third anniversary of the Commencement Date (the “Termination Date”); provided, however, that commencing on the day following the Termination Date (the “Extension Date”), and on the anniversary of the Extension Date each year thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least ninety (90) days prior to such Extension Date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of the Effective Period and may not be terminated by the Company during such time.
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3.	Notice of Termination.
(a)	Any termination of the Executive’s employment by the Company, or by any affiliate of the Company by which the Executive is employed, for Cause, or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 11 of this Agreement. For purposes of this Agreement, a “Notice of Termination” for termination of employment for Cause or for Good Reason means a written notice which; (i) is given at least thirty (30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon; (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; (iv) specifies the employment termination date; and (v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

(b)	A Termination of Employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph 1(g) hereof, and specifying the particulars of such conduct.

(c)	A Termination of Employment of the Executive will not be deemed to be for Good Reason unless the Executive gives the Notice of Termination provided for herein within ninety (90) days of the initial existence of the event giving rise to Good Reason.
4.	Obligations of the Company Upon Termination of Executive’s Employment Following a Change in Control.
(a)	If, during the Effective Period, the Company terminates the Executive’s employment other than for Cause or the Executive terminates employment with the Company for Good Reason:
(i)	The Company will pay Executive all of Executive’s Accrued Compensation and Accrued Other Benefits;
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(ii)	The Company will pay severance of two times the sum of Executive’s Base Salary and Bonus Amount;

(iii)	To the extent not included in Executive’s Accrued Compensation, the Company will pay Executive a pro-rata bonus amount for the year of termination, based on Executive’s Bonus Amount; and

(iv)	The Company will pay for the continuation of the provision of medical, dental and life insurance benefits for a period of two years following the Date of Termination to the Executive and the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, the medical, dental and/or life insurance benefits described herein will cease.
(b)	“Compensation” Under Deferred Compensation and Retirement Plans. Any and all amounts paid under this Agreement, except Accrued Compensation or Accrued Other Benefits, are not intended to be “Compensation” for purposes of determining Compensation under any and all deferred compensation and retirement plans sponsored or maintained by the Company or by any affiliate controlled by the Company.

(c)	Exclusion of Other Severance. The severance pay and benefits provided for in this paragraph 4 shall be in lieu of any other severance pay to which the Executive may be entitled under the Company’s severance plan or any other similar severance plan, agreement, or arrangement of the Company or any affiliate.

(d)	Effect of Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or disability during the Term of this Agreement, this Agreement shall terminate automatically on the date of death or, in the event of disability, on the Date of Termination. In the event of the Executive’s death following the Executive’s Date of Termination, but prior to the payment of the severance payments and benefits provided under paragraph 4 hereof, if any, such payments and benefits will be paid to the Executive’s Beneficiary.
5.	Form and Time of Payment. The cash amounts provided for in paragraph 4 above shall be paid in a single lump-sum payment on the regularly scheduled payroll day immediately following the 30th day after Executive’s termination date (but in no event later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture). It is intended that these payments constitute short-term
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deferred compensation within the meaning of the applicable Treasury regulations pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the preceding two sentences, if Executive is a “specified employee” at the time Executive separates from service with the Company and any payment or benefit under paragraph 4 is determined to constitute non-qualified deferred compensation, such payment shall be made or such benefit shall be provided on the date that is six months after Executive’s separation from service with the Company, all as determined in accordance with Section 409A of the Code.

6.	Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

7.	Stock Options; Stock Appreciation Rights; Long-Term Cash Bonus; Restricted Stock; Performance Shares. The benefits provided under paragraph 4 are intended to be in addition to the value of any options to acquire common stock of the Company, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, Performance Shares and Long-Term Cash Bonuses awarded under the Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”) and any other incentive or similar plan heretofore or hereafter adopted by the Company. The exercisability or vesting of such awards upon a Change in Control shall be governed by the terms of the Incentive Plan and any award agreements entered into there under.

8.	Tax Effect.
(a)	General. This paragraph 8 will apply to all payments, including any payment made or benefit provided, including any awards and distributions, to Executive or for Executive’s benefit; (i) by the Company, whether or not pursuant to this Agreement; or (ii) by any other entity in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, made hereunder. In the event of a determination that any payments are subject to the excise tax imposed by Section 4999 of the Code and any related interest or penalties incurred by Executive (the “Excise Tax”), the Company shall pay to Executive an amount, within thirty (30) days of the determination of the amount (but in any event no later than by the end of Executive’s taxable year next following the taxable year in which the excise tax is remitted), which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equals the excise tax. However, if the total payments do not exceed 110% of the greatest amount of payments that could be made to Executive without giving rise to excise tax (the “Excise Limit”), the total payments will be reduced to the Excise Limit. For purposes of this paragraph 8, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in
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which the gross up payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from deduction of state and local income taxes.

(b)	Determinations. All determinations required to be made under this paragraph 8, including as to any underlying assumptions, will be made by an independent, nationally recognized public accounting firm that; (i) the Company selects before a Change in Control; or (ii) that is reasonably acceptable to Executive and selected by the surviving company after a Change in Control (the “Accounting Firm”). If Executive’s Payments are reduced to the Excise Limit, the Accounting Firm will provide Executive with a written opinion, in form and substance reasonably satisfactory to Executive, that; (i) Executive is not required to pay any Excise Tax; and (ii) Executive’s not reporting any excise tax on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty on Executive. The Company will bear all fees and expenses of the Accounting Firm, including any costs of retaining experts. Determinations by the Accounting Firm in accordance with this paragraph 8(b) will be binding other than as provided in paragraph 8(c).

(c)	Overpayment and Underpayment. As a result of uncertainty and complexities in applying Section 4999 of the Code, it is possible that there may be an Overpayment or an Underpayment. If the Accounting Firm, the Company (which includes the position taken by the Company on its federal income tax return), the Internal Revenue Service, or a court determines that there has been an Underpayment, the Company will pay Executive the Underpayment within ten (10) days of determination (but in any event no later than by the end of Executive’s taxable year next following the taxable year in which the Underpayment is remitted), together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code) for the term of the Underpayment. If a final determination of a court or an Internal Revenue Service proceeding (that has been finally and conclusively resolved) establishes that there has been an Overpayment, the Overpayment will be deemed for all purposes to be a loan to Executive that was made on the date Executive received the Overpayment. Executive agrees to repay the Overpayment on demand.

(d)	The Executive will notify the Company in writing within fifteen (15) days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this paragraph, the Executive will:
(i)	give the Company any information reasonably requested by the Company relating to such claim;
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(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company will control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis, and will indemnify and hold the Executive harmless on an after-tax basis, from any excise tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.
9.	Non-competition, Non-Solicitation and Confidential Information. For the term of this Agreement, for the period of time during which the Executive receives benefits pursuant to paragraph 4(a)(iv) hereof, and within any state or similar foreign geographic territory where the Company engages in business, the Executive covenants and agrees as follows:
(a)	not to; (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934);

(b)	not to solicit or entice any other employee of the Company or its affiliates to leave the Company or its affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its
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affiliates, nor request or advise a customer or client of the Company or its affiliates to curtail or cancel such customer’s business relationship with the Company or its affiliates;

(c)	to abide by the contractual terms of the Executive’s Employee Nondisclosure Agreement, which was executed during the Executive’s employment with the Company and remains in full force for ten (10) years following the Date of Termination;

(d)	to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries; and

(e)	not to disparage the Company or otherwise make comments harmful to the Company’s reputation.
In consideration for the promises made by Executive in this paragraph 9, Company allocates 40% of the total present value (as determined upon Executive’s Termination Date) of the compensation and benefits provided under paragraph 4(ii)-(iv) of this Agreement.

10.	Rights and Remedies Upon Breach.
(a)	The Executive hereby acknowledges and agrees that the provisions contained in paragraph 9 of this Agreement (the “Restrictive Covenants”), are reasonable and valid in duration and in all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions.

(b)	If the Executive breaches or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)	Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company;

(ii)	Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants; and
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(iii)	Cessation of Severance Benefits. The right and remedy to cease any further severance, benefit or other compensation payments under this Agreement to the Executive or the Executive’s Beneficiary from and after the commencement of such breach by the Executive.
11	Arbitration. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of St. Louis (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive’s reasonable attorneys’ fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

12.	Notices. Any notice provided for in this Agreement will be given in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:
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If to the Company:

Gardner Denver, Inc. 1800 Gardner Expressway Quincy, IL 62305 (217) 228-8260 (Fax) Attention: Corporate Secretary/General Counsel

If to the Executive:

13.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Letter Agreement entered into between the Company and the Executive dated effective ____________ ___, ____and any and all prior employment or severance agreements and related amendments entered into between the Company and the Executive. Furthermore, the severance payments and benefits provided for under this Agreement are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy of the Company or any of its affiliates regarding severance payments generally.

14.	Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Delaware (without giving effect to the choice of law provisions thereof), where the employment of the Executive will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Delaware.

16.	Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.
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17.	Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

18.	Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

19.	Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

20.	Authorization. The Company represents and warrants that the Board of Directors of the Company has authorized the execution of this Agreement.

21.	Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

22.	Tax Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

23.	No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its affiliates and the Executive, as a right of the Executive to be continued in the employment of the Company or any of its affiliates, or as a limitation of the right of the Company or any of its affiliates to discharge the Executive with or without cause.

24.	Reimbursement and In-kind Benefits. The following shall apply to all health care benefits pursuant to paragraph 4(a)(iv) (the “Health Benefits”). All reimbursements of expenses made under the Health Benefits shall be made no later than the end of the calendar year next following the calendar year in which the expenses were incurred. The amount of expenses that are eligible for reimbursement or of in-kind benefits that are provided pursuant to the Health Benefits in any given calendar year shall not affect the expenses that are eligible for reimbursement or benefits to be provided under the Health Benefits in any other calendar year, except as specifically permitted by Treasury Regulation Section 1.409A-3(i)(iv)(B). Executive’s right to the Health Benefits may not be liquidated or exchanged for any other benefit.

25.	Interpretation and Savings. All terms and conditions of this Agreement shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 409A.
Executive’s Initials:

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company

GARDNER DENVER, INC.	THE EXECUTIVE

By:	By:

Name:	Name:

Title:	Title:

Executive’s Initials: